Perini Corporation
                               73 Mt. Wayte Avenue
                         Framingham, Massachusetts 01701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

TO THE STOCKHOLDERS OF PERINI CORPORATION:

         NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of PERINI CORPORATION will be held at State Street Bank and Trust Company, Enterprise Room, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 14, 1998, at 9:00 a.m., for the following purposes:

         Holders of Common Stock, $1.00 par value, of the Company (the "Common Stock") and Holders of Series B Cumulative Convertible Preferred Stock, $1.00 par value, of the Company (the "Series B Preferred Stock") voting together as a class, will:

         A. Elect four Class II Directors, to hold office for a three-year term, expiring in 2001 and until their successors are chosen and qualified.

         B. Consider and ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1998.

         C. Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         At this meeting, the Company will also announce the results of the election of two (2) Directors to the Board of Directors by holders of the Company's $21.25 Convertible Exchangeable Preferred Stock pursuant to their rights thereunder (see page 1 of Proxy Statement).

         The Board of Directors has fixed the close of business on March 24, 1998, as the record date for the determination of the stockholders entitled to vote at the meeting.

         Stockholders who do not expect to attend in person and who wish their stock to be voted are urged to fill in, sign, date and return the accompanying form of proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                            By order of the Board of Directors,
                                            Robert E. Higgins, Secretary
April 8, 1998

         The Annual Report of the Company, including financial statements for the year 1997, is being sent to stockholders concurrently with this Notice.

                               Perini Corporation
                               73 Mt. Wayte Avenue
                         Framingham, Massachusetts 01701

                                 PROXY STATEMENT

                       ANNUAL MEETING OF THE STOCKHOLDERS
                              OF PERINI CORPORATION

         This statement is furnished in connection with the solicitation of proxies by the Board of Directors of PERINI CORPORATION (hereinafter called the "Company") to be used at the annual meeting of the stockholders of the Company to be held at State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 14, 1998, at 9:00 a.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised either by notice to the Secretary of the Company, the subsequent execution of another Proxy, or by voting in person at the meeting. It is anticipated that the Proxy Statement and the enclosed Proxy will be mailed to the stockholders of record on or about April 8, 1998.

         The Board of Directors has fixed the close of business on March 24, 1998, as the record date for the determination of the stockholders entitled to vote at the meeting. As of March 24, 1998, the Company had outstanding 5,174,436 shares of Common Stock. Each share is entitled to one vote. In addition, the holders of 168,408 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), 150,150 shares issued at the closing on January 17, 1997 plus in-kind dividends of 18,258 shares paid through March 15, 1998, have the same voting rights as holders of Common Stock, equal to the number of shares of Common Stock into which the Series B Preferred Stock can be converted (or 3,478,710 shares of Common Stock). Therefore, the maximum aggregate number of votes of holders of Common Stock and Series B Preferred Stock available as of the record date and entitled to vote at the annual meeting is 8,653,146.

         The terms of the Company's $21.25 Convertible Exchangeable Preferred Shares (the "Preferred Stock"), of which 99,990 shares are outstanding, provide that as a result of dividends on the Preferred Stock being in arrears for at least six quarters, the holders of the Preferred Stock are entitled, voting as a separate class, to elect two (2) Directors (the "Preferred Directors") to the Company's Board of Directors, to hold office until the earlier of (i) the next Annual Meeting of Stockholders and until their successors are chosen and qualified or (ii) until all dividends in arrears have been paid or declared and funds therefor set apart for payment. Bank Boston, N.A., as the Depositary for the Preferred Stock (the "Depositary"), is the holder of all of the issued and outstanding Preferred Stock. The terms of the Deposit Agreement by and among the Company, the Depositary and the holders of Depositary Receipts (the "Receipt Holders") representing the Preferred Stock provide that the Receipt Holders are entitled to instruct the Depositary to vote the shares of Preferred Stock represented by their respective Depositary Receipts. Concurrently, with the mailing of this Proxy, the Depositary is sending the Receipt Holders a Notice of Election of Preferred Directors and an Information Statement relating thereto. The Receipt Holders will be forwarding Instruction Cards to the Depositary instructing the Depositary how to vote the Preferred Stock. The Election of Preferred Directors will be held and the results will be announced at the Company's Annual Meeting of Stockholders on May 14, 1998.

STOCKHOLDER VOTE REQUIRED

         The presence, in person or by proxy, of at least a majority in interest of the total number of outstanding shares of Common Stock on a fully diluted basis (or 8,653,146 voting rights) is necessary to constitute a quorum for transaction of business at the Annual Meeting. Abstentions and "broker non-votes" will be counted as present for determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

         A quorum being present, the vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each of the nominees for director. The vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1998. Abstentions and broker non-votes will not be counted as voting at the Annual Meeting and, therefore, will not have an effect on the election of Directors or ratification of auditors.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any proposal of a stockholder intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 9, 1998. In addition, stockholder proposals and director nominations must comply with the requirements of the Company's ByLaws.

                                       A.

                              ELECTION OF DIRECTORS


         In accordance with the Company's By-Laws and Massachusetts law, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years. As a consequence, the term of only one class of Directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised of 13 members as follows:

         ClassI: Marshall M. Criser, Arthur J. Fox, Jr., Nancy Hawthorne, and Michael R. Klein were the four nominees elected as Directors at the 1996 Annual Meeting to serve until the 2000 Annual Meeting of Stockholders and until their successors are chosen and qualified.

         Class II:  Richard J.  Boushka,  Roger J. Ludlam,  Jane E. Newman,  and
                    Ronald N. Tutor are the four nominees for election as Directors at this Annual Meeting to serve until the 2001 Annual Meeting of Stockholders and until their successors are chosen and qualified. Mr. Bart Perini, a current Class II Director, will not be a nominee for re-election.

         Class III: Albert A.  Dorman,  John J.  McHale and David B. Perini were the three nominees elected as Directors at the 1996 Annual Meeting to serve until the 1999 Annual Meeting of Stockholders and until their successors are chosen and qualified. Effective January 17, 1997, Douglas J. McCarron was appointed a Class III Director by the Company's Board of Directors to serve until the 1999 Annual Meeting of
                    Stockholders and until his successor is duly elected and qualified.

         Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of Messrs. Boushka, Ludlam and Tutor, and Ms. Newman as Directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors does not contemplate that any nominee will be unable to serve as a Director for any reason, but, if that should occur prior to the meeting, the proxy holders will select another person in his or her place and stead. Information regarding these nominees for election as Directors, as well as each Director whose term is not scheduled to expire until the 1999 or 2000 Annual Meeting of Stockholders, is set forth below.

         The Board recommends a vote FOR the election of each of the nominees for election as Directors.

               OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

         The following table sets forth certain information concerning beneficial ownership as of March 2, 1998 of the Common Stock of the Company by each Director and named Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Also, included in the table with respect to each Director is principal occupation or employment during the past five years, age and the period served as a Director of the Company.


                                                                         Number of Shares of Common Stock of the
                                                                               Company Beneficially Owned
                                                                                 On March 2, 1998(1)(2)
                                                                   --------------------------------------------------
                                                      Served         Sole Voting
                                                       as a              and
    Name and Principal Occupation For                Director        Investment                                        Percentage
           The Past Five Years              Age        Since            Power           Shared           Aggregate      of Class
-----------------------------------------  ------   -----------    ---------------  ---------------    -------------  -------------
David B. Perini (3)(6)                       60        1970            173,195 (7)     205,449  (8)          378,644      7.29%
  Chairman and Chairman of the Board
  of Directors

Ronald N. Tutor (3)(6)                       57        1997            351,318 (9)           0               351,318      6.81%
  Vice Chairman since January 1, 1998,
  formerly Acting Chief Operating
  Officer since January 17, 1997, and
  President and Chief Executive
  Officer, Tutor- Saliba Corporation

Roger J. Ludlam                              55        1997                  0               0                     0        -
  President and Chief Executive Officer
  since January 1, 1998

John J. McHale (5)                           75        1962              6,590(10)           0                 6,590        *
  Formerly Deputy Chairman,
  Montreal Baseball Club Ltd.

Richard J. Boushka (5)(6)                    63        1975              7,390(10)           0                 7,390        *
  Principal, Boushka Properties, a
  private investment firm

Bart W. Perini                               58       1971 to           21,499(11)     205,449(12)           226,948      4.40%
  Formerly President and Chief                        1976 &
  Operating Officer of Perini Land                     Since
  and Development Company                              1979

Marshall M. Criser (3)(4)(5)                 69        1985              6,390(10)          200(13)            6,590        *
  Of Counsel, Law firm of McGuire
  Woods Battle & Boothe, LLP,
  formerly Chairman, Law Firm of
  Mahoney Adams and Criser

Arthur J. Fox, Jr. (5)(6)                    74        1989              6,753(14)            0                6,753        *
  Managing Director, Construction
  Industry Presidents Forum; Editor
  Emeritus, Engineering News-
  Record





                                                                              Number of Shares of Common Stock
                                                                              of the Company Beneficially Owned
                                                                                   On March 2, 1998(1)(2)
                                                                   ---------------------------------------------------

                                                        Served       Sole Voting
                                                         as a            and
    Name and Principal Occupation For                  Director      Investment                                         Percentage
           The Past Five Years                Age        Since          Power            Shared         Aggregate        of Class
-----------------------------------------    ------   -----------  ---------------   ---------------  -------------    -------------
Jane E. Newman (4)                             52        1992            4,769(15)             0              4,769          *
  Interim Dean, Whittemore School of
  Business & Economics, University of
  New Hampshire, formerly Executive
  Vice President, Exeter Trust
  Company

Albert A. Dorman (4)(5)                        71        1993            5,692(16)             0              5,692          *
  Founding Chairman AECOM
  Technology Corporation

Nancy Hawthorne (4)(6)                         46        1993            5,385(17)             0              5,385          *
  Chief Executive Officer & Managing
  Partner, Hawthorne, Krauss &
  Associates, formerly Executive Vice
  President, Media One

Michael R. Klein (3)(4)                        54        1997            2,285(18)             0              2,285          *
  Partner, Law Firm of Wilmer,
  Cutler & Pickering

Douglas J. McCarron (3)(5)                     47        1997                0                 0                  0          -
  General President, United
  Brotherhood of Carpenters and
  Joiners of America

Richard J. Rizzo                               54          -            18,000(19)             0             18,000          *
  Executive Vice President, Business
  Development

John H. Schwarz (22)                           59          -            19,046(20)             0             19,046          *
  Executive Vice President, Finance
  & Administration during 1997

Donald E. Unbekant (22)                        66          -            18,000(21)             0             18,000          *
  Executive Vice President, Civil
  Construction during 1997

Robert Band                                    50          -             6,500(23)          -                 6,500          *
  Executive Vice President, Chief
  Financial Officer since December
  1997

All Directors and Executive Officers as
a group (17 persons)                                                   652,812           205,649(24)        858,461      16.65%


-----------------------------------------
*  Less than one percent

(1) Beneficial ownership is the direct or indirect ownership of Common Stock of the Company including the right to control the vote or investment of or acquire such Common Stock (for example, through the conversion of shares of the Company's Series B Preferred Stock or $2.125 Depositary Convertible Exchangeable Preferred Shares, exercise of options or various trust arrangements) within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The shares owned by each person or by the group, and the shares included in the total number of shares outstanding have been adjusted in accordance with said Rule 13d-3. Any securities not outstanding but which are subject to options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person. Since the holders of the Series B Preferred Stock have the same voting rights as holders of Common Stock, equal to the number of shares of Common Stock into which the Series B Preferred Stock can be converted, the aggregate percentage owned for each holder has been determined by dividing the aggregate total of shares beneficially owned, including the assumed conversion of the Series B Preferred Stock, by such holder, by the number of shares of Common Stock of the Company outstanding on March 2, 1998 plus the number of shares of Common Stock into which the Series B Preferred Stock held by such holder could be converted at that date.

(2) The table does not include an aggregate of 13,260 shares allocated to named executive officers under the terms of the Perini Corporation Employee Stock Ownership Plan.

(3)  Member of the Executive Committee.

(4)  Member of the Audit Committee.

(5)  Member of the Compensation Committee.

(6)  Member of the Nominating Committee.

(7) Includes 6,460 shares, and 132 shares of Common Stock (resulting in the assumed conversion of 200 shares of Convertible Preferred Stock, .662 shares of Common Stock for each share of Preferred Stock) in his children's names for which he has Power of Attorney giving him voting power. Includes 36,500 shares for which Mr. Perini holds options. Includes 66 shares of Common Stock resulting from the assumed conversion of 100 shares of Convertible Preferred Stock. Includes 56,499 shares held in testamentary trust established under the will of Louis R. Perini, Sr. David Perini is one of four trustees of such trust and is one of the beneficiaries of such trust.

(8) Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial ownership, held by The Charles B. and Louis R. Perini Family Foundation, Inc., formerly The

     Perini Memorial Foundation, Inc., a Massachusetts charitable corporation ("The Perini Foundation"), of which David B. Perini is one of three officers and directors.

(9) Includes 351,318 shares held in the name of Tutor-Saliba Corporation, a company in which Mr. Tutor is the sole stockholder and Chief Executive Officer.

(10) Includes 2,349 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 and 2,285 shares of Common Stock received in payment of the 1996 and 1997 director's annual retainer, respectively. See "Directors Compensation" on page 21.

(11) Includes 6,500 shares for which Mr. Perini holds options.

(12) Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial interest, held by The Perini Foundation, of which Bart W. Perini is one of three officers and directors.

(13) Includes 200 shares which Mr. Criser owns jointly with his wife.

(14) Includes 2,197 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 and 2,285 shares of Common Stock received in payment of the 1996 and 1997 director's annual retainer, respectively. See "Directors Compensation" on page 21.

(15 Includes 1,148 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,336 and 2,285 shares of Common Stock received in payment of the 1996 and 1997 director's annual retainer, respectively. See "Directors Compensation" on page 21.

(16) Includes 1,451 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 and 2,285 shares of Common Stock received in payment of the 1996 and 1997 director's annual retainer, respectively. All of these shares are in a Family Trust in which Mr. Dorman is one of two Trustees. See "Directors Compensation" on page 21.

(17) Includes 1,344 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 and 2,285, shares of Common Stock received in payment of the 1996 and 1997 director's annual retainer, respectively. See "Directors Compensation" on page 21.

(18) Includes 2,285 shares of Common Stock received in payment of the 1997 director's annual retainer. See "Directors Compensation" on page 21.

(19) Includes 18,000 shares for which Mr. Rizzo holds options.

(20) Includes 13,000 shares for which Mr. Schwarz holds options.

(21) Includes 18,000 shares for which Mr. Unbekant holds options.

(22) Mr. Schwarz and Mr. Unbekant retired at the end of 1997.

(23) Includes 6,500 shares for which Mr. Band holds options.

(24) The number of shares beneficially owned by all Directors and named executive officers as a group (see Note 1 above) has been adjusted to eliminate the duplicate inclusion of 205,449 shares owned by The Perini Foundation.

     David B. Perini and Bart W. Perini are first cousins.

         The Board of Directors met eleven times during 1997. The Board of Directors has a Compensation Committee, the duties of which are summarized in "The Compensation Committee Report" on pages 14 to 16 herein. The Compensation Committee held seven meetings during 1997. The Board also has an Audit Committee, the duties of which are to oversee the audit function of the Company's independent certified public accountants, to review periodically significant financial information relating to the Company and to act as a communication link between the Board of Directors and such certified public accountants. The Audit Committee met five times during 1997. The Board of Directors has a Nominating Committee which met once during 1997. The Board of Directors has an Executive Committee, the duties of which are to give final approval of certain decisions (generally financial in nature) and to give overall direction to the Company's Chief Executive Officer. This Committee met seven times during 1997. The members of each such committee are identified in the above table. During 1997 all of the Directors of the Company attended at least 75% of the meetings of the Board of Directors and its committees of which they are members.

         Except as set forth below, none of the Directors is a director of any company which is subject to the reporting requirements of the Securities
Exchange Act of 1934 or which is a registered investment company under the Investment Company Act of 1940.


Name of Director                                Director of
----------------                                -----------
Richard J. Boushka ......................  Tremont Corporation

Marshall M. Criser . ....................  FPL Group, Inc.
                                           The Emerald Funds

Nancy Hawthorne..........................  Avid Technology
                                           Commercial Union Corporation
                                           New England Zenith Fund

John J. McHale...........................  Schwartz Value Fund

Jane E. Newman...........................  Consumers Water Company
                                           Public Service Co. of N.H.
David B. Perini..........................  State Street Boston Corp.

Ronald N. Tutor .........................  Southdown, Inc.







                        CERTAIN OTHER BENEFICIAL HOLDERS

         The following table sets forth certain information concerning beneficial ownership as of

March 2, 1998 of the Common Stock of the Company by certain other holders of in excess of 5% of the Common Stock of the Company.

         According to the information available to the Board of Directors no person owns of record or beneficially more than 5% of the outstanding Common Stock of the Company except as set forth below and except for David B. Perini and Ronald N. Tutor as set forth in the table relating to "Election of Directors" on pages 4 and 5:

                                                      Amount and
                                                      Nature of
                                                      Beneficial
                                                      Ownership      Percentage
                     Name and Address                    (1)          of Class
-------------------------------------------------   --------------  ------------
Richard C. Blum & Associates, L.P.                  2,618,309 (2)   33.67%  (2)
909 Montgomery Street, Suite 400
San Francisco, CA  94133

PB Capital Partners, L.P.                           2,091,655 (2)   28.86%  (2)
909 Montgomery Street, Suite 400
San Francisco, CA  94133

The Common fund for Non-Profit Organizations          526,654 (2)    9.27%  (2)
c/o Richard C. Blum & Associates, L.P.
909 Montgomery Street, Suite 400
San Francisco, CA  94133

The Union Labor Life Insurance Company Separate       824,634 (3)   13.79%  (3)
Account P
111 Massachusetts Avenue, NW
Washington, DC  20001

Perini Corporation                                    408,639 (5)    7.92%
Employee Stock Ownership Trust ("ESOT") (4)
73 Mt. Wayte Avenue
Framingham, MA  01701

Tutor-Saliba Corporation                              351,318 (6)    6.81%
15901 Olden Street
Sylmar, CA  91342

Quest Advisory Corp.                                  327,000 (7)    6.34%
1414 Avenue of the Americas
New York, NY  10019

Dimensional Fund Advisors, Inc.                       284,600 (8)    5.52%
1299 Ocean Avenue
Santa Monica, CA  90401

TCW Group, Inc.                                       264,500 (9)    5.13%
865 So. Figueroa Street
Los Angeles, CA 90017

(1)      See Footnote (1) on Page 6.

(2) Richard C. Blum & Associates, L.P. ("RCBA"), is the sole general partner of PB Capital Partners, L.P. ("PB Capital") which directly owns 4,254 shares of Common Stock and beneficially has shared voting and investing power in 101,053 shares of Series B Preferred Stock (voting power equal to 2,087,401 shares of Common Stock). In addition, RCBA is an investment adviser to The Common Fund for Non-Profit Organizations for the account of its Equity Fund ("The Common Fund") which beneficially has shared voting and investing power in 25,496 shares of Series B Preferred Stock (voting power equal to 526,654 shares of Common Stock). Richard C. Blum & Associates, Inc. ("RCBA Inc."), also at 909 Montgomery Street, Suite 400, San Francisco, California 94133, is the sole general partner of RCBA. Richard C. Blum is the Chairman of the Board and a substantial shareholder of RCBA Inc. Mr. Blum disclaims beneficial ownership of all securities reported in the table except to the extent of his pecuniary interest therein. The Common Fund expressly disclaims membership in any group with RCBA, Richard C. Blum or any other related entity and disclaims beneficial ownership of securities owned directly or indirectly by any other person or entity.

(3) In December 1996, PB Capital and the Company entered into a stock assignment and assumption agreement whereby PB Capital assigned its right to purchase 34,500 shares of the Series B Preferred Stock to The Union Labor Life Insurance Company Separate Account P ("Union") which beneficially has sole voting and investing power in the initial 34,500 shares of Series B Preferred Stock and additional in-kind dividends representing 3,251 shares of Series B Preferred Stock (combined voting power equal to 779,809 shares of Common Stock). The Company has been further advised that PB Capital entered into an agreement with Union pursuant to which Union agreed to refrain from disposing of its interest in the Company until the earlier of five years after its acquisition or the dissolution of PB Capital. Union also has the right to make earlier dispositions or a pro rata basis to the extent PB Capital disposes of its shares. In addition Union directly owns 44,825 shares of Common Stock.

(4) Robert E. Higgins, John E. Chiaverini and Robert J. Howard are Trustees of the Perini Corporation ESOT and are members of the Committee empowered to administer the Perini Corporation Employee Stock Ownership Plan ("ESOP") under the terms thereof.

(5) The ESOT has sole voting and investing power for 71,118 shares. In addition, there are 337,521 shares held by the Trust that have been allocated to the accounts of participants in the Perini Corporation Employee Stock Ownership Plan.

(6) Represents sole voting and investing power based on information contained in Schedule 13D of Tutor-Saliba Corporation dated March 9, 1995 and subsequent direct communications by the Company with the appropriate representatives of Tutor-Saliba

         Corporation. Ronald N. Tutor, a Director and current Vice Chairman, is also the sole stockholder and Chief Executive Officer of Tutor-Saliba Corporation.

(7) Represents sole voting and investing power based on information contained in Schedule 13G of Quest Advisory Corp. (a New York corporation) and Quest Management Company (a Connecticut general partnership) dated February 15, 1996.

(8) Represents sole voting and investing power based on information contained in Schedule 13G dated February 6, 1998. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 284,600 shares of Perini Corporation stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust
         Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(9) Represents sole voting and investing power based on information contained in Schedule 13G of the TCW Group, Inc. dated February 12, 1998.

Change In Control

         The Company is a party to the Shareholder Rights Agreement dated as of September 23, 1988, as amended and restated as of May 17, 1990 and as amended and restated as of January 17, 1997, with The State Street Bank and Trust Company as Rights Agent (the "Rights Agreement"). Under the Rights Agreement, the Company issued a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company. Each Right entitles the holder thereof to purchase one one-hundredth of a share (a "Unit") of the Company's Series A Junior Participating Cumulative Preferred
Stock at a cash exercise price of $100.00 per Unit. The Rights Agreement initially was scheduled to expire on September 23, 1998.

         The purpose of the Rights Agreement is to prevent hostile attempts to acquire control of the Company by making such attempts prohibitively expensive unless the Board of Directors acts to redeem the Rights. Under the Rights Agreement, certain anti-takeover provisions become operative in the event a person or group acquires beneficial ownership of (i) 20% or more of the then outstanding shares of Common Stock (the date of such announcement of such acquisition being the "Stock Acquisition Date") or (ii) 10% or more of the then outstanding shares of Common Stock if the Board of Directors determines that such person or group is adverse to the interest of the Company (an "Adverse Person").

         On January 17, 1997, the Company sold and issued 150,150 shares of the Series B

Preferred Stock to an investor group led by Richard C. Blum & Associates, L.P., for $30 million. The Series B Preferred Stock was convertible into 3,101,571 shares of Common Stock or approximately 39% of the outstanding Common Stock at that time on a diluted basis. The issuance and sale of the Series B Preferred Stock with its conversion right may be deemed to have constituted a "Change of Control" for purposes of disclosure under the Securities Exchange Act of 1934. In addition, to the extent the Company elects to pay dividends in the form of additional Series B Preferred Stock, the investor group will be able to acquire additional shares of Common Stock upon conversion. But for the amendment of the Rights Agreement as discussed below, the issuance of the Series B Preferred Stock would have triggered the anti-takeover provisions of the Rights Agreement.

         Concurrently with the issuance of the Series B Preferred Stock, the Company amended the Rights Agreement to provide that the issuance of the Series B Preferred Stock and the Common Stock, upon conversion of the Series B Preferred Stock, will not give rise to a Stock Acquisition Date and that none of the holders thereof will be deemed to be an Adverse Person, thereby avoiding the triggering of the anti-takeover provisions of the Rights Agreement. Included in the amendment were additional provisions to lower the threshold for the occurrence of a Stock Acquisition Date form 20% to 10%, effective until January 21, 2007 and to extend the expiration of the Rights Agreement to January 21, 2007. The primary purpose of the additional provisions is to maintain the availability of certain net operating losses for the Company's use in the future; however, it may also be deemed to have an "anti-takeover" effect as any acquisition of 10% or more of the Company's Common Stock could result in the loss of the Company's tax benefits, thus making the Company less attractive in any possible takeover.

         Holders of the Series B Preferred Stock have the right to elect three of the five members of the Executive Committee. Thus, the members of the Executive Committee nominated by the Series B Preferred Stockholders have an effective veto over certain major decisions of the Company and provide oversight to the Company's Chief Executive Officer.

                        THE COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Company consists of six Directors, none of whom is an employee or an officer of the Company. The principal powers and duties of the Compensation Committee as established by the Board of Directors are:

1. To review the Executive Compensation programs and policies and to employ outside expert assistance, if required, to analyze Company compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry.

2. To recommend to the Board of Directors for its approval the base salary of the Chairman and of the President and Chief Executive Officer and to review and approve the salary recommendations of the President and Chief Executive Officer with respect to other members of top management;

3. To recommend to the Board of Directors annual profit and other targets for the Company for the purpose of determining incentive compensation awards under the provisions of the Amended and Restated General Incentive Compensation Plan, for those included in the Company pool; and

4. To administer the Amended and Restated General and Construction Business Unit Incentive Compensation Plans; such administration shall include the power to (i) approve Participants' participation in the Plans, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Plans, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper.

Compensation Policy

         The Compensation Committee strives to maintain corporate base salaries and the total compensation package appropriate to attract and retain highly qualified executives. This results in base salaries that generally are at the median range of those of other construction companies but allows executives to substantially exceed the median compensation levels when incentive compensation is earned. While recognizing that it may be difficult to find other companies with the same mix of business as the Company, the Committee, nevertheless, believes that a comparison with other construction companies is appropriate because the most substantial portion of the business of the Company is in the construction area. The construction companies used for comparison for compensation purposes include but are not limited to the same companies which make up the construction peer group shown in the Performance Graph set forth in this proxy statement.

         The compensation program for executive officers is composed of three elements: base salaries, annual incentive bonuses and long term incentive stock awards. These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and annual incentive compensation bonuses result in payment for performance and are tied to the achievement of profit and/or cash flow targets. The value of the incentive stock awards depends upon the appreciation in market value of the Company's Common Stock.

Executive Salary Increases in 1997

         A new President and Chief Executive Officer was elected by the Company effective January 1, 1998. The previous Chairman and Chief Executive Officer continues as Chairman of the Company.

         The last salary increase for the Chairman was as of December, 1994. As of December 31, 1997 there has been no increase for the Chairman and the majority of senior officers since the December 1994 changes. Due to a realignment of senior management in late 1997, some executive salaries were revised in accordance with new responsibilities. The newly appointed President and Chief Executive Officer was granted a salary increase to coincide with his added responsibilities.

         Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. The Compensation Committee has not established any policy regarding annual compensation to such executive officers in excess of $1,000,000. However, to date, no officer of the company has received compensation in excess of $1,000,000 for any annual period.

Compensation of the Chairman and the Chief Executive Officer

         The base salary of the Chairman remained throughout 1997 at the 1994 determined level of $412,000. In 1997, the Chairman earned no incentive compensation since pre-established corporate goals were not achieved. The Committee approved the base salary for the newly appointed President and Chief Executive Officer at $325,000 for 1998. In addition, under the terms of his 1997 hire agreement, the President and Chief Executive Officer received a bonus of $105,000 as part of his compensation package as Senior Vice President, Civil Construction in 1997.

The Incentive Compensation Plan of the Company

         The Incentive Compensation Plan is an integral part of the total compensation package of the Chairman and the President and Chief Executive Officer , as well as the 12 executives whose salaries were reviewed by the Compensation Committee in 1997, and 50 other employees of the Company. Eligibility and designated levels of participation are determined by the Chief Executive Officer subject to Compensation Committee approval. Eligibility to participate under the Plan is limited to individuals who are executives, managers and key employees of the Company and its wholly-owned subsidiaries, whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact to the financial performance of the Company; (ii) have major responsibility in the control of the corporate assets; and (iii) provide critical staff support necessary to enhance operating profitability.

         Participants can achieve incentive compensation awards ranging from zero to as much as 100% of base salary, part of which depends on the achievement of business unit goals and part on the achievement of corporate goals. Each of the business unit president's have the opportunity to earn up to an additional 50% of base salary for performance which is substantially beyond pre-established targets. The mechanisms of the Plan are expressed in terms of levels of participation, points deriving therefrom calculated on base salary, and achievement of goals such as net income, cash flow, and pre-tax construction profits on a unit by unit basis and on an overall corporate basis. The members of the senior management group, corporate officers and key corporate staff earn incentive compensation solely with reference to overall corporate goals.

         No sums attributed to a participant in the Incentive Compensation Plan become vested until the Compensation Committee approves the payment, usually in March of each year. At the discretion of the Committee, payment can be made in cash, stock or a combination of cash and stock.

         In 1998, the Committee authorized the payment of $1,994,381 of Incentive Compensation payments for 1997 operations, to 56 participants, excluding participants in the real estate group. The Incentive Compensation Plan for the real estate group is based on cash flow of the unit. The real estate group has been downsized and one of its primary goals is to achieve cash flow so that debt may be serviced or extinguished. In 1998, 4 employees in the real estate group will receive $68,571 on account of 1997 operations. Payment of incentive compensation awards for 1997 performance will be paid 41% in cash and 59% in common stock (valued at the average fair market value over the five business days preceding one business day prior to payment).

         In 1992, the Committee abolished the concept of accruing Incentive Compensation for Participants in excess of the maximum annual amounts which could be paid. At December 31, 1997, $1,268,038 of accrued Incentive Compensation Carryforward from years prior to 1992 remained committed but unpaid. The Committee authorized the payment of the accrued Incentive Compensation Carryforward amounts in 1998; such amounts will be paid 100% in shares of the Company's Common Stock.

                      COMPENSATION COMMITTEE
                      John J. McHale, Chairman         Albert A. Dorman
                      Richard J. Boushka               Arthur J. Fox, Jr.
                      Marshall M. Criser               Douglas J. McCarron

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table shows, for the years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the three other most highly compensated Executive Officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers") in all capacities in which they served.

                                            Summary Compensation Table


                                                Annual Compensation                   Long-Term Compensation
                              -------------------------------------------------- --------------------------------
                                                                                    Awards            Payouts
                                                                                 -------------     --------------
                                                                                   Number of
                                                                                  Securities         Long-Term
                                                                                  Underlying        Performance         All Other
        Name and                                        Bonus           Other       Options           Units -         Compensation
   Principal Position          Year      Salary          (1)             (2)        Granted            Payout              (3)
-------------------------     -------  -----------   ------------     ---------  -------------     --------------   ----------------
David B. Perini (4)            1997       $412,000        $     -        $  -              -             $    -        $2,300
Chairman & Chief               1996        412,000        136,000           -              -                  -         1,100
Executive Officer              1995        412,000              -           -              -                  -         1,100

Richard J. Rizzo (4)           1997        273,000              -           -              -                  -         2,300
Executive Vice President,      1996        273,000         90,000           -              -                  -         1,100
Building Construction          1995        273,000              -           -              -                  -         1,100

John H. Schwarz (5)            1997        273,000              -           -              -                  -         2,300
Executive Vice President,      1996        273,000         90,000           -              -                  -         1,100
Finance & Administration       1995        273,000              -           -         10,000                  -         1,100

Donald E. Unbekant (5)         1997        273,000              -           -              -                  -         2,300
Executive Vice President,      1996        273,000         90,000           -              -                  -         1,100
Civil Construction             1995        273,000              -           -              -                  -         1,100

-------------------------

(1) Of the total bonus (or incentive compensation) reported for each of the Named Executive Officers, 59% has been paid in shares of the Company's Common Stock. The remaining amounts were paid in cash.

(2) Other annual compensation does not include a dollar amount which the Company is unable to quantify, but which is estimated at not more than the lesser of $50,000 or 10% of the compensation reported for each executive officer, resulting from executive perquisites which may be of personal benefit to such individuals.

(3) All other compensation represents estimated annual Company 401(k) and ESOP retirement contributions and, in 1997 consists of $1,200 of 401(k) and $1,100 of ESOP contributions for each of the Named Executive Officers.

(4) Effective January 1, 1998, Mr. Perini's principal position was changed to Chairman of the Company and Chairman of the Board of Directors and Mr. Rizzo's principal position was changed to Executive Vice President, Business Development.

(5) Effective January 1, 1998, Messrs. Schwarz and Unbekant retired from the Company.

Stock Options

         There were no stock options or SARs granted to any of the named Executive Officers during the year ended December 31, 1997.

Option Exercises and Holdings

         The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the year December 31, 1997 and unexercised options held as of December 31, 1997:


                                Aggregated Option Exercises in the Last Fiscal Year
                                         and Fiscal Year-End Option Values


                        Number of
                        Securities
                        Underlying
                          Shares                                                          Value of Unexercised In-the-
                         Acquired        Value            Number of Unexercised             Money Options at Fiscal
       Name            on Exercise      Realized       Options at Fiscal Year-End                 Year-End (1)
-------------------   --------------   ----------   ---------------------------------   --------------------------------

                                                     Exercisable       Unexercisable     Exercisable      Unexercisable
                                                    --------------    ---------------   -------------    ---------------
David B. Perini                 0           $  0            36,500             12,500        $ -               $ -
Richard J. Rizzo                0              0            18,000              7,500          -                 -
John H. Schwarz                 0              0            13,000             12,500          -                 -
Donald E. Unbekant              0              0            18,000              7,500          -                 -

---------------

(1) At December 31, 1997, all options listed had exercise prices in excess of the quoted market value.

Long-Term Performance Units

         Under the Performance Unit award feature of the 1982 Long-Term Plan, key employees may be contingently awarded a number of units which will be earned if specified financial performance goals are attained. A Performance Unit will give an employee the right to receive up to a maximum of 200% of the amount of the Performance Unit (nominally valued at $100) at the end of a specified period depending on the level of achievement of the specified financial performance goals.

         No awards were made under the terms of this Plan in 1995, 1996 and 1997 and the Company has no current plans to award such performance units in the future.

Pension Plan Disclosure

         The following table sets forth pension benefits payable based on an employee's remuneration ("final average earnings") and "years of service" as defined under the Company's non-contributory Retirement Plan ("the Plan") for all its full-time employees and to the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, pension benefits payable have been augmented based on the Company's Benefit Equalization Plan:


                                       Pension Plan Table -
                           Estimated Annual Pension Benefits (2) for
                                Years of Service Indicated (3)
                  --------------------------------------------------------------
Remuneration(1)   15 Years    20 Years     25 Years    30 Years     35 Years
------------      --------    --------     --------    ---------    --------

$125,000          $   24,828   $   33,104   $   41,381  $   41,381   $   41,381
 150,000              30,453       40,604       50,756      50,756       50,756
 175,000              36,078       48,104       60,131      60,131       60,131
 200,000              41,703       55,604       69,506      69,506       69,506
 225,000              47,328       63,104       78,881      78,881       78,881
 250,000              52,953       70,604       88,256      88,256       88,256
 300,000              64,203       85,604      107,006     107,006      107,006
 400,000              86,703      115,604      144,506     144,506      144,506
 500,000             109,203      145,604      182,006     182,006      182,006

---------------

(1) Remuneration covered by the Plan and the Benefit Equalization Plan is limited to an employee's annual salary and for the Named Executive Officers is limited to the amounts in the Annual Salary column included in the Summary Compensation Table on page 17.

(2) The estimated annual benefits are calculated on a straight-line annuity basis and are not subject to any further deductions for social security since the Plan formula integrates the calculation of the benefits with certain adjustments for Social Security, as defined.

(3)      The years of service for the Named  Executive  Officers are as follows:
         D.B. Perini (35 years), R.J. Rizzo (21 years), J.H. Schwarz (18 years) and D.E. Unbekant (14 years).

Performance Graph

                  Comparison of 5-year Cumulative Total Return
               Among Perini Corporation, AMEX Market Value Index,
              And Selected Construction and Real Estate Peer Groups


                               [GRAPHIC OMITTED]
















                        1993     1994      1995      1996      1997
                        ----     ----      ----      ----      ----
Perini          $100      66       53        47        44        51
AMEX             100     105      104       120       162       209
Construction     100     108       92       123       129       140
Real Estate      100     119      105       135       143       172
-------------

(1) The above graph compares the performance of Perini Corporation ("Perini") with that of the American Stock Exchange Market Value Index ("AMEX") and selected Construction and Real Estate Peer Groups. Companies in the Construction Peer Group Index ("Construction") are as follows: Guy F. Atkinson Company, BFC Construction Corp., Granite Construction, Inc., Morrison Knudsen Corporation and Turner Corporation. Companies in the Real Estate Peer Group Index ("Real Estate") are as follows: Newhall Land and Farming Company, AMREP Corporation, FPA Corporation, Major Realty Corporation, Christiana Companies, Inc., Rouse Company, and Mission West Properties.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1993, in each of Perini Corporation, the American Stock Exchange Market

         Value Index and selected Construction and Real Estate Peer Groups, with investment weighted on the basis of market capitalization.

Directors Compensation

         Fees for outside Directors of the Company currently consist of an annual retainer fee of $16,000, plus $900 per Board meeting attended, as well as $900 per Committee meeting attended by members of the Audit, Compensation and Nominating Committees, and $4,000 per meeting attended by members of the Executive Committee. Mr. Ronald N. Tutor, acting Chief Operating Officer of the Company since January 1997 and Vice Chairman of the Company since January 1998, has opted to receive no Director fees since he is party to a Management Agreement described in "Certain Transactions" on page 22. During 1997, the Directors received payment of their annual retainer fee of $16,000 in shares of the Company's Common Stock on April 9, 1997. The number of shares was based on a price equivalent to the fair market value, as defined, of prices prevailing on the American Stock Exchange on the date issued and aggregated 2,285 shares of Common Stock for each Director, except for Mr. Tutor and Mr. McCarron, the latter of which has requested that his fees be paid directly to his employer. Meeting fees are paid on a quarterly basis in cash.

         On January 17, 1997, the four non-employee Directors on the redefined Executive Committee were granted options to purchase shares of the Company's Common Stock, $1.00 par value, at fair market value at the date of grant. The terms of these options, which expire on January 16, 2005, are generally similar to those granted under the 1982 Stock Option Plan, except as to the timing of their exercisability which is May 17, 2000. Messrs. Criser, Klein and McCarron each received options to purchase 25,000 shares, the latter of which assigned his options to the Union Labor Life Insurance Company Separate Account P, a pension fund of which he is a Trustee, and Mr. Tutor received options to purchase 150,000 shares (see "Certain Transactions" on page 22).

         In addition, Bart W. Perini retired as an active employee of the Company effective December 31, 1996. He served as a Director until the 1998 Annual Meeting. The Company entered into a severance agreement with Mr. Perini which, in recognition of his thirty-five years of service, provides for the continuation of his base salary and benefits, including health and life insurance and pension accrual, through December 31, 1998.

Employment Agreement

         In connection with the closing of the Series B Preferred Stock Purchase transaction on January 17, 1997, the Company entered into separate employment agreement with David B. Perini. Under the terms of Mr. Perini's agreement, as amended, Mr. Perini will continue as Chairman of the Company and Chairman of the Board of Directors of the Company (subject to election by the Board of Directors) for a period of three years. The agreement provides that Mr. Perini will receive his current salary, which will continue to be reviewed by the Board of

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Directors, and certain benefits,  including, but not limited to, health and life insurance and pension accrual. In addition, Mr. Perini will continue to receive incentive compensation under the Company's current plans and pursuant to any plans which are in effect thereafter. Mr. Perini's agreement provides that he may voluntarily terminate his employment for any reason with 60 days notice to the Company. In such event, Mr. Perini would be entitled to receive his accrued salary and his accrued bonus up to the date of such termination. Mr. Perini's agreement also provides that, during the 90-day period following the first
anniversary  of  the  agreement,   Mr.  Perini  may  voluntarily  terminate  his
employment for any reason with 90 days notice to the Company. In such event, Mr. Perini would be entitled to receive his salary and benefits for the balance of the contract term. In the event of termination of Mr. Perini's employment by the Company without cause or termination by Mr. Perini following a reduction in Mr. Perini's salary, as defined, a reduction in other benefits, a material change in his responsibilities at the Company or certain other events deemed to be a "Constructive Termination", Mr. Perini would be entitled to receive his base compensation and benefits for up to three years, depending on when the termination of employment occurred. In the event Mr. Perini's employment were terminated in accordance with any of the above provisions, his stock options would become fully exercisable and/or vested and could be exercised at any time during the salary continuation period (but not beyond the applicable option term).

Certain Transactions

         Effective with the issuance of the Series B Preferred Stock on January 17, 1997, the Company entered into an agreement with Tutor-Saliba Corporation ("TSC"), a California corporation engaged in the construction industry, and Ronald N. Tutor, Chief Executive Officer and sole stockholder of TSC, to provide certain management services, as defined. TSC holds a 6.81% interest in the Company's $1.00 par value Common Stock (see "Certain Other Beneficial Holders" table on pages 10 to 12), and currently participates in active joint ventures with the Company with a total contract value of approximately $800 million. Mr. Tutor was appointed as one of the three new Directors in accordance with the terms of the Series B transaction, a member of the Executive Committee of the Board and, during 1997, acting Chief Operating Officer of the Company. Effective January 1, 1998, Mr. Tutor was appointed Vice Chairman of the Board of Directors. Compensation for the management services consists of a monthly payment of $12,500 to TSC and options granted to Mr. Tutor to purchase 150,000 shares of the Company's $1.00 par value Common Stock at fair market value, as defined on the date of grant. While these options vest immediately, they are not exercisable until forty months from date of grant and expire after eight years.

         During 1997, the Company, with the approval of its Board of Directors, consummated a transaction whereby it sold its 20% interest in two joint ventures to TSC, the sponsoring partner, for a negotiated price of $4.5 million, representing the Company's share of the current total forecasted profit less a discount of approximately 7%. Since one project was approximately 24% complete and the other project was 57% complete at December 31, 1997, the impact of this transaction was to accelerate approximately $3.2 million of contract profits

                                     - 22 -

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and receipt of the related cash.

         During 1984 the Company transferred certain income-producing real estate properties and joint venture interests to a new company, Perini Investment Properties, Inc. and distributed the Common Stock of that company to the Company's shareholders on a share-for-share basis. In 1992, that company changed its name to "Pacific Gateway Properties, Inc." ("PGP"), reflecting PGP's West Coast focus and minimal ongoing interdependence with the Company.

         The Company, through its wholly-owned subsidiary Perini Land and Development Company ("PL&D"), and PGP are general partners in a real estate joint venture known as Rincon Center Associates (a California limited partnership). PL&D is the managing general partner with a 46% interest and PGP is the other general partner with a 23% interest. Other than Rincon Center, where the two parties have an ongoing relationship in a specific project (see
Note 11 to Notes to Consolidated Financial Statements where PGP is the other general partner referred to in the disclosure relating to the Rincon Center joint venture for additional information on this relationship), there are no longer any material business relationships between the Company and PGP.

                                       B.

                     RATIFICATION OF APPOINTMENT OF AUDITORS


         Upon recommendation of the Audit Committee, the Board has appointed the firm of Arthur Andersen LLP, independent public accountants, as its auditors for the fiscal year ending December 31, 1998. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with the foregoing appointment.

         Arthur Andersen LLP has audited the accounts of the Company and its subsidiaries since 1960. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders of the Company and will be available to respond to appropriate questions and to make a statement if they desire to do so.

         The Board recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending December 31, 1998.









                                     - 23 -

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                                       C.

                                  OTHER MATTERS


         Except for the election of the Preferred Directors discussed on page 1 of this Proxy Statement, the Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matters, of which the Board of Directors is not aware, are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgement on such matters.

         The  Company  will  bear  the  cost of  solicitation  of  proxies.  The
solicitation   of  proxies  by  mail  may  be  followed  by  telephone  or  oral solicitation of certain stockholders and brokers.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.



                                            By order of the Board of Directors
                                            Robert E. Higgins, Secretary


Framingham, Massachusetts
April 8, 1998

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